Exhibit 99.1

Box Announces Appointment of Steve Murphy, CEO of Epicor Software, to its Board of Directors

Murphy brings over 20 years of technology experience as former senior leader at Oracle and Sun Microsystems

REDWOOD CITY, CA – May 16, 2024 – Box, Inc. (NYSE:BOX), the leading Content Cloud, today announced the appointment of Steve Murphy, Chief Executive Officer of Epicor Software Corporation, as KKR’s designee to Box’s Board of Directors. Murphy brings more than 20 years of technology experience to Box, having held leadership roles at OpenText, Oracle, and Sun Microsystems. As part of this planned transition of the KKR seat, effective today, John Park will step down from the Board of Directors. Park has served on Box’s Board of Directors since 2021.

“On behalf of the Board of Directors, I thank John for his outstanding leadership and commitment to Box,” said Bethany Mayer, Chair of Box’s Board of Directors. “Steve is a fantastic addition to our Board. His success as CEO of Epicor, leading the company to over $1 billion in annual recurring revenue, along with more than 20 years of experience in enterprise software and his deep understanding of the content management market, will be invaluable to Box as we drive our next phase of growth and innovation.”

“Steve’s strong enterprise technology expertise and track record of operational excellence in his leadership roles at Epicor Software, Oracle, and Sun Microsystems, will be extremely valuable as Box continues to scale and power work for many of the largest and most regulated organizations in the world,” said John Park, Head of Americas Technology Private Equity at KKR.

“We’re thrilled to welcome Steve to Box’s Board of Directors and feel confident in the collective experience the board brings to Box as we power intelligence and workflow automation around content. This will meaningfully expand the role we can play in the enterprise, as we enable our customers to fully tap the value of their content with AI,” said Aaron Levie, co-founder and CEO of Box.

“Box is at the center of some of the most important trends in technology history as companies look to digitize and automate business processes, accelerate innovation with AI, and protect their most important data,” said Steve Murphy. “It’s an exciting time to join the company and I look forward to bringing my experience to the board.”

As part of the KKR-led $500 million investment in Box in 2021, KKR has the right to designate, subject to certain conditions, one director to serve on Box’s Board of Directors.

Background on Steve Murphy

Murphy has served as Chief Executive Officer and a member of the board of directors of Epicor Software Corporation, a business software solutions company since October 2017. Under Murphy’s leadership, Epicor surpassed $1 billion in annual recurring revenue in April 2024.

Before joining Epicor, Murphy served as president of OpenText Corporation, an enterprise information management company, from January 2016 to May 2017, where he was responsible for all customer-facing activities. Prior to OpenText, Murphy was Senior Vice President of Sales and Services at Oracle where he held direct quota and revenue responsibility for a $9 billion North America Services Business and prior to that, he was a Group Vice President of Sales with responsibility for top accounts representing over $2 billion annually. Murphy also held sales and operations leadership positions at Sun Microsystems and Manugistics as well as roles leading global logistics and supply chain strategy and major enterprise resource planning implementations with Accenture and Procter & Gamble.

Murphy holds an MBA from Harvard Business School and a Bachelor of Science in Mechanical Engineering from the University of California, Davis.

About Box

Box (NYSE:BOX) is the leading Content Cloud, a single platform that enables organizations to fuel collaboration, manage the entire content lifecycle, secure critical content, and transform business workflows with enterprise AI. Founded in 2005, Box simplifies work for leading global organizations, including AstraZeneca, JLL, Morgan Stanley, and Nationwide. Box is headquartered in Redwood City, CA, with offices across the United States, Europe, and Asia. Visit box.com to learn more. And visit box.org to learn more about how Box empowers nonprofits to fulfill their missions.

Contacts

Investors:

Cynthia Hiponia and Elaine Gaudioso

+1 650-209-3463

ir@box.com

Media:

Rachel Levine

+1 650-543-6926

press@box.com